Exhibit 23.4 CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM	Certified Public Accountants Specialized Services Business Solutions

We consent to the incorporation in this amended Form S-1 Registration Statement of our reports dated February 4, 2010, and April 9, 2009 on the financial statements of The Analysis Group as of October 31, 2009, and December 31, 2008 and 2007 and for the 10 month period ended October 31, 2009 and years ended December 31, 2008 and 2007, respectively, which appear in this amended Form S-1 Registration Statement and Prospectus of The KEYW Holding Corporation to be filed on or about September 17, 2010.

McLean, Virginia
September 30, 2010

1430 Spring Hill Road, Suite 300 McLean, VA 22102-3018 ph 703.970.0400 fax 703.970.0401